ASSET RETURN AND TERMINATION AGREEMENT
This Asset Return and Termination Agreement (this “Agreement”), effective as of October 21, 2016 (the “Effective Date”), is made by and between Baxalta Incorporated, a Delaware corporation (“BI”), Baxalta US Inc., a Delaware corporation (“BUSI”), Baxalta GmbH, a Swiss corporation (“BGMBH” and, together with BI and BUSI, collectively, “Baxalta”), and CTI BioPharma Corp. (f/k/a Cell Therapeutics, Inc.), a corporation organized and existing under the laws of the State of Washington (“CTI”). Baxalta and CTI are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS

WHEREAS, Baxter International Inc. (“BII”), Baxter Healthcare Corporation (“BHC”), Baxter Healthcare USA (“BHUSA”) and CTI entered that certain Development, Commercialization and License Agreement on November 14, 2013 (as amended by the First Amendment, the First Timing Side Letter Agreement, and the Second Timing Side Letter Agreement, the “Original Agreement”), and BII, BHC, and BHUSA subsequently assigned the Original Agreement to BI, BUSI, and BGMBH, respectively;

WHEREAS, BI, BUSI, BGMBH, and CTI entered into that certain Side Letter Agreement Regarding the Development, Commercialization and License Agreement on May 27, 2015 (the “Expense Payment Side Letter Agreement”);

WHEREAS, BI, BUSI, BGMBH, and CTI entered into that certain First Amendment to Development, Commercialization and License Agreement on June 8, 2015 (the “First Amendment”);

WHEREAS, BI and CTI entered into that certain Quality Agreement, effective as of June 18, 2015 (the “Quality Agreement”), and BUSI and CTI entered into that certain Pharmacovigilance Agreement, dated October 21, 2015 (the “Pharmacovigilance Agreement”);

WHEREAS, BUSI and CTI entered into that certain Side Letter on Term Sheet Timing Issues on September 19, 2016 (the “First Timing Side Letter Agreement”);

WHEREAS, BUSI and CTI entered into that certain Side Letter on Term Sheet Timing Issues on October 19, 2016 (the “Second Timing Side Letter Agreement”);

WHEREAS, the Parties desire to terminate the Original Agreement, the Quality Agreement, the Pharmacovigilance Agreement, the Expense Payment Side Letter Agreement, and any other ancillary agreements, arrangements or understandings under or contemplated by these agreements (collectively, the “Collaboration Agreements”) as set forth in this Agreement; and

WHEREAS, in consideration for the Parties relinquishing their respective rights under the Collaboration Agreements, each Party is willing to make certain payments to the other Party, to release the other Party from any and all existing and future claims and to fully and finally resolve any actual or alleged outstanding amounts owed to each other under the Collaboration Agreements, all as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated into this Agreement, the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
Capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement, a copy of which is attached hereto as Exhibit A. As used herein, the following terms have the meanings set forth below:

“Agreement” or “this Agreement” has the meaning set forth in the preamble.

“Asset Return Payment” has the meaning set forth in Section 3.1.

“Baxalta” has the meaning set forth in the preamble.

“Baxalta Indemnitee” has the meaning set forth in Section 8.1.

“Baxalta Release Parties” has the meaning set forth in Section 4.1.

“Baxalta Released Matters” has the meaning set forth in Section 4.1.

“BI” has the meaning set forth in the preamble.

“BII” has the meaning set forth in the recitals.

“BGMBH” has the meaning set forth in the preamble.

“BHC” has the meaning set forth in the recitals.

“BHUSA” has the meaning set forth in the recitals.

“BUSI” has the meaning set forth in the preamble.

“Claim” has the meaning set forth in Section 4.1.

“CPR” has the meaning set forth in Section 9.3.

“CTI” has the meaning set forth in the preamble.
“CTI Entities” shall mean (i) CTI, its Affiliates, and CTI’s and its Affiliates’ respective licensees and sublicensees, and (ii) Transferees, Affiliates of such Transferees, and their respective licensees and sublicensees. Each of the foregoing is referred to as a “CTI Entity.”

“CTI Indemnitee” has the meaning set forth in Section 8.2.

“CTI Release Parties” has the meaning set forth in Section 4.1.

“CTI Released Matters” has the meaning set forth in Section 4.2.
“Effective Date” has the meaning set forth in the preamble.
“Election Time Period” has the meaning set forth in Section 8.3(a).
“Expense Payment Side Letter Agreement” has the meaning set forth in the recitals.

“First Amendment” has the meaning set forth in the recitals.
“First Timing Side Letter Agreement” has the meaning set forth in the recitals.
“Indemnification Claim Notice” has the meaning set forth in Section 8.3(a).
“Indemnified Party” has the meaning set forth in Section 8.3(a).
“Indemnifying Party” has the meaning set forth in Section 8.3(a).
“Litigation Conditions” has the meaning set forth in Section 8.3(a).

“Losses” has the meaning set forth in Section 4.1.
“Original Agreement” has the meaning set forth in the recitals.
“Party” or “Parties” has the meaning set forth in the preamble.
“Pharmacovigilance Agreement” has the meaning set forth in the recitals.
“Quality Agreement” has the meaning set forth in the recitals.

“Released Matters” has the meaning set forth in Section 4.2.
“Second Timing Side Letter Agreement” has the meaning set forth in the recitals.

“Surviving Provisions” has the meaning set forth in Section 2.2.

“Transfer” means to directly or indirectly sell, transfer, assign, convey, or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment, conveyance or similar disposition of, any of the Compound, Drug Product and/or Licensed Product.
“Transferee” means any Third Party who acquires any Patent rights, know-how, and other intellectual property owned or Controlled at any time by CTI or its Affiliates relating to the Compound, any Drug Product and any Licensed Product.
“VAT” has the meaning set forth in Section 3.5.

ARTICLE 2
TERMINATION OF TERMINATED AGREEMENTS
2.1    Termination of the Original Agreement. Subject to Section 2.2, as of the Effective Date, (a) the Original Agreement is hereby terminated immediately and in its entirety (including, unless otherwise expressly specified in Section 2.2, those provisions stated in the Original Agreement to survive termination), (b) the Original Agreement shall have no further force or effect, (c) all rights and obligations of CTI and Baxalta under the Original Agreement shall cease and terminate immediately, and (d) all Licensed Rights shall revert to CTI without any compensation to be paid by CTI, except as otherwise expressly set forth herein. For the avoidance of doubt, the Original Agreement is not being terminated pursuant to Section 15.2 thereof and, therefore, without limiting any provisions expressly set forth in this Agreement, the provisions of Section 15.3 of the Original Agreement are not applicable to the termination of the Original Agreement pursuant to this Agreement. For the further avoidance of doubt, pursuant to this Agreement, Baxalta shall not have the right to use any of the Licensed Rights.
2.2    Survival of Certain Provisions of the Original Agreement. Notwithstanding the foregoing Section 2.1, (a) the following provisions of the Original Agreement (collectively, the “Surviving Provisions”) shall survive termination pursuant to this Agreement indefinitely: (i) Article I (Definitions), to the extent such defined terms are used in this Agreement; (ii) subject to the limitations set forth in Section 2.5 of this Agreement, Section 2.2 (License to CTI); (iii) solely with respect to Inventions made prior to the Effective Date, Section 10.2 (Ownership of Inventions); (iv) with respect to events, actions or omissions occurring prior to the Effective Date, Article XIV (Indemnification); and (v) Article XVI (General Provisions), except to the extent that the provisions of such Article conflict with the corresponding provisions of this Agreement, in which case the provisions of this Agreement shall control; and (b) with respect to Confidential Information disclosed by a Party or its Affiliates prior to the Effective Date, the provisions of Article XIII (Confidentiality) of the Original Agreement shall survive termination pursuant to this Agreement for a period of three years following the Effective Date.
2.3    Termination of Other Agreements. As of the Effective Date, each of the Quality Agreement, the Pharmacovigilance Agreement, the Expense Payment Side Letter Agreement, and any other ancillary agreements, arrangements or understandings under or contemplated by these agreements or the Original Agreement (a) is hereby terminated immediately and in its entirety, (b) shall have no further force or effect, and (c) all rights and obligations of CTI and Baxalta under such agreements shall cease and terminate immediately. Without limiting the provisions set forth in Section 2.1 or the preceding in this Section 2.3, except for the Asset Return Payment (as defined below), from and after the Effective Date, neither Baxalta nor any of its Affiliates shall have any obligations (financial or otherwise) with respect to Licensed Rights, the Compound, Drug Products or Licensed Products, including any Development activities (including under the Development Plan), manufacturing activities (including under the Manufacturing Plan), clinical trials or other preclinical or clinical studies, cost of materials (including under the Expense Payment Side Letter Agreement), quality activities, and Commercialization activities, in each case whether accrued before, on or after the Effective Date.
2.4    Return of Certain Materials, Information and Rights.
(a)    As promptly as reasonably practicable after the Effective Date (and to the extent not previously done):
(i)    Baxalta shall return to CTI any and all CTI Information then in Baxalta’s or its Affiliates’ possession, in each case, to the extent reasonably practicable, in the form requested by CTI (if Baxalta then possesses the applicable CTI Information in such form) or in the form in which Baxalta initially received such CTI Information from CTI; provided, that Baxalta may, but for the avoidance of doubt shall not be required to, retain one (1) copy of CTI Information in its files solely to allow it to monitor its continued obligations and exercise its continued rights hereunder, subject to the last sentence of Section 2.1;
(ii)    Baxalta shall transfer to CTI or its designee any and all Marketing Approvals and all other filings, submissions and correspondence with and to Regulatory Authorities owned by Baxalta or its Affiliates with respect to the Licensed Product (in each case, to the extent reasonably practicable, in the form requested by CTI if Baxalta then possesses the applicable documents or information in such form) and, to this end, Baxalta shall make Commercially Reasonable Efforts to file for transfer with the relevant Regulatory Authorities and to give all other notifications and approvals necessary under law for the transfer of Marketing Approvals and such other filings and submissions, including the transfer of the Marketing Authorization Application with the EMA with respect to the Licensed Product;
(iii)    Baxalta shall furnish CTI with reasonable cooperation for a period of no longer than 30 days, at CTI’s expense, to assure a smooth transition to CTI of any clinical or other studies (i) that are, as of the Effective Date, in progress and being conducted by Baxalta or its Affiliates, (ii) that are related to the Compound, Drug Product and/or Licensed Product and (iii) which CTI determines to continue in compliance with applicable Laws and ethical guidelines applicable to the transfer or termination of any such studies; provided, that, for the avoidance of doubt, Baxalta shall not be required to cooperate with CTI in any manner in connection with subsequent, additional, repeated or replacement studies that are not in progress and being conducted by Baxalta or its Affiliates as of the Effective Date; provided, further, that in the event that CTI informs Baxalta that it does not intend to continue specific development activities then in progress, each Party shall bear its own costs incurred in closing out such activities;
(iv)    Baxalta shall provide to CTI any market research or commercial planning documents regarding the Licensed Product in any territory worldwide that are in Baxalta’s possession or control and that would reasonably be expected to be of material use to CTI for commercialization of the Compound, Drug Product and/or Licensed Product; provided, that, in each case, to the extent reasonably practicable, Baxalta shall provide such documents in the form requested by CTI if Baxalta then possesses the applicable documents or information in such form; and
(b)    From and after the Effective Date, Baxalta shall not withdraw or cancel any Marketing Approval or Reimbursement Approval or application for either, unless expressly instructed to do so by CTI in writing; provided, that CTI shall be responsible for all costs and expenses for the maintenance of all Marketing Approvals and Reimbursement Approvals from and after the Effective Date; and
(c)    Each Party shall cooperate in good faith to cause the actions described above in this Section 2.4 to be completed as promptly as reasonably practicable after the Effective Date, in each case to the extent not completed on or prior to the Effective Date.
2.5    Section 2.2 License. All licenses granted by Baxalta to CTI with respect to Baxter Know-How (but, for the avoidance of doubt, not with respect to Baxter Patents) pursuant to Section 2.2 of the Original Agreement shall continue in effect, and such licenses shall include the right to grant sublicenses through multiple tiers of Sublicensees, but in each case solely to the extent necessary or useful for Developing or Commercializing the Licensed Product, in addition to those sections that also survive pursuant to Section 2.2 of this Agreement; provided, that notwithstanding anything to the contrary in this Agreement or in the Original Agreement (including the definitions set forth in the Original Agreement and incorporated by reference herein), as used in this Section 2.5, “Baxter Know-How” (a) shall not include any development techniques, manufacturing techniques, technical data, inventions, manufacturing practices, manufacturing methods, technical know-how or product-related know-how, and (b) shall not include any Baxter Know-How that (i) does not exist as of the Effective Date or (ii) exists as of the Effective Date, but does not relate specifically to the Compound and is not reasonably necessary or useful for the prosecution of any patent covering, or any ongoing development (including clinical trials) of, any Licensed Product. Neither Baxalta nor any of its Affiliates will file any patent applications covering Baxter Know-How that exists as of the Effective Date and is reasonably necessary for the Development or Commercialization of any Licensed Product.

ARTICLE 3
PAYMENTS
3.1    Asset Return Payment by Baxalta. In full satisfaction of Baxalta’s financial obligations under the Collaboration Agreements, and in order to fund certain future development expenses regarding the Licensed Product, Baxalta shall pay to CTI a one-time cash payment in the amount of $10,337,628 (the “Asset Return Payment”) within 10 Business Days after the Effective Date. Such payment shall be made to CTI by wire transfer to the account set forth on Exhibit B hereto.
3.2    Milestone Payment by CTI. Within 60 Business Days following the date of the first Regulatory Approval of a Licensed Product, CTI shall pay to Baxalta a one-time cash payment in the amount of $10,290,687. CTI shall notify Baxalta as promptly as practicable following, and in any event within five Business Days following, the first Regulatory Approval of a Licensed Product. The payment set forth in this Section 3.2 represents value Baxalta has paid out at risk and in good faith for the benefit of CTI and the pacritinib program manufacturing efforts pursuant to the Expense Payment Side Letter Agreement.
3.3    Transfers; Licenses. Notwithstanding anything to the contrary in this Agreement, CTI shall not, and shall cause other CTI Entities not to, Transfer, license, sublicense or otherwise grant rights with respect to any of the Compound, Drug Product and/or Licensed Product (including rights to research, Develop, Commercialize or manufacture the Compound, Drug Product, and/or Licensed Product) to any other Person unless such person has agreed in writing to be bound by the terms and conditions of this Agreement applicable to CTI Entities. Each Party shall be responsible for the failure of its respective Affiliates, subsidiaries, licensees, sublicensees, and/or Transferees to comply with the terms and conditions of this Agreement.
3.4    Payment Terms. Payments to each Party hereunder shall be made by electronic wire transfer of immediately available funds to an account of such Party or one of its Affiliates, in each case as designated in writing by such Party to the paying Party. Each Party shall provide such payment instructions to the other Party as promptly as practicable following the other Party’s request for same.
3.5    Tax Matters. The Parties shall use all reasonable and legal efforts to minimize income tax, withholding tax, and value added tax (“VAT”) exposure on all payments made pursuant to this Agreement. All amounts payable under this Agreement are exclusive of VAT. The Parties are not obligated to charge VAT on any such payments as the place of supply is outside of Switzerland (in the case of payments made or received by Baxalta GmbH) or because the paying or receiving Party is neither registered nor obligated to register for VAT or any equivalent in any jurisdiction. Each Party agrees to cooperate in good faith to provide the other Party with such documents and certifications as are reasonably necessary to enable such other Party to minimize any withholding tax or VAT obligations and/or liabilities. The Parties will reasonably cooperate in providing one another with documentation of the payment of any withholding tax or VAT paid pursuant to this Section 3.5 and in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment. If either Party is required to make any deduction or withholding from payments due to the other Party, the paying Party will (i) promptly notify the receiving Party of such requirement, (ii) pay to the relevant authorities on the receiving Party’s behalf the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the receiving Party, and (iii) promptly forward to the receiving Party an official receipt (or certified copy) or other documentation reasonably acceptable to the receiving Party evidencing such payment to such authorities.
3.6    United States Dollars. All dollar ($) amounts specified in this Agreement are U.S. Dollar amounts. All payments shall be made in U.S. Dollars.
3.7    Late Payments. If a Party does not receive payment of any sum due to it under this Agreement on or before the due date, interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment, such interest to be calculated at the average of the prime rate reported by JPMorgan Chase, New York City, each month during the period from the time any payment was due until paid in full, plus two percent per annum.
3.8    No Set-Off. No Person shall have the right to set off any amount to which a Party is entitled under this Agreement against any payment such Person is required to make under this Agreement or under any other agreement.
ARTICLE 4
MUTUAL RELEASE
4.1    Baxalta’s Release of Claims. Effective as of the Effective Date, Baxalta, on behalf of itself, its Affiliates, and each of its and its Affiliates’ respective past, present, and future owners, stockholders, members, partners, investors, managers, directors, officers, employees, agents, representatives, consultants and attorneys, and the heirs, predecessors, successors, and assigns of all of the foregoing (collectively, the “Baxalta Release Parties”), hereby irrevocably releases and forever discharges CTI and its Affiliates and each of CTI’s and CTI’s Affiliates’ respective past, present and future owners, stockholders, members, partners, investors, managers, directors, officers, employees, agents, representatives, consultants and attorneys, and the heirs, predecessors, successors, and assigns of all of the foregoing (collectively, the “CTI Release Parties”), from any and all suits, causes of action, legal or administrative proceedings, claims, demands, orders, judgments, obligations, liens and other proceedings and actions, both at law (whether in contract, tort, or any other theory of law) and in equity (collectively “Claims”), for injuries, liabilities, losses, costs, fees, expenses, damages, fines and penalties (collectively, “Losses”), of whatever kind or character, whether personal, property, economic or noneconomic, direct or consequential, which any Baxalta Release Party now has, has ever had, or may hereafter have against any CTI Release Party, for, upon or by reason of any event, action or omission occurring or circumstances existing on or prior to the Effective Date that arise out of, relate to or are made pursuant to the Collaboration Agreements or the termination of such agreements and the return of the Compound, the Drug Products, and/or the Licensed Products (the “Baxalta Released Matters”). Except as provided in Article 3 of this Agreement, the general release set forth in this Section 4.1 expressly extends to any Baxalta Released Matters that have arisen up to and including the Effective Date, as well as

Baxalta Released Matters that the Baxalta Release Parties do not know or suspect to exist in their favor at the time of executing this Agreement, which if known by such Baxalta Release Parties, would have materially affected Baxalta’s decision to enter into this Agreement.
4.2    CTI’s Release of Claims. Effective as of the Effective Date, CTI, on behalf of itself and the CTI Release Parties, hereby irrevocably releases and forever discharges the Baxalta Release Parties from any and all Claims for Losses of whatever kind or character, whether personal, property, economic or noneconomic, direct or consequential, which any CTI Release Party now has, has ever had, or may hereafter have against any Baxalta Release Party, for, upon or by reason of any event, action or omission occurring or circumstances existing on or prior to the Effective Date that arise out of, relate to or are made pursuant to the Collaboration Agreements or the termination of such agreements and the return of the Compound, the Drug Products, and/or the Licensed Products (“CTI Released Matters,” and together with the Baxalta Released Matters, the “Released Matters”). Except as provided in Article 3 of this Agreement, the general release set forth in this Section 4.2 expressly extends to any CTI Released Matters that have arisen up to and including the Effective Date, as well as CTI Released Matters that the CTI Release Parties do not know or suspect to exist in their favor at the time of executing this Agreement, which if known by such CTI Release Parties, would have materially affected CTI’s decision to enter into this Agreement.
4.3    No Breach or Admission of Liability. Nothing in this Agreement shall be construed as an admission of liability or breach by a Party to the Collaboration Agreements.
4.4    Effect of Agreement. This Agreement shall be effective as a full and final accord and satisfaction in settlement of and as a bar to each and every Released Matter that the Parties (including, respectively, Baxalta for itself and the Baxalta Release Parties, and CTI for itself and the CTI Release Parties) now have, may have, have had, or may have had against each other, in each case as of the Effective Date. In connection with such waiver and relinquishment, each Party is aware that it or its attorneys or other representatives may hereafter discover facts different from or in addition to the facts that it now knows or believes to be true with respect to the transactions under the Collaboration Agreements or the subject matter of this Agreement. It is, nevertheless, the intention of Baxalta for itself and the Baxalta Release Parties and CTI for itself and the CTI Release Parties, to fully, finally, absolutely, and forever settle all disputes (if any) that do or may exist and Released Matters or potential Released Matters that do or may exist by entering and performing this Agreement. In furtherance of that intention, the releases herein shall be full and complete general releases relating to any disputes under the Collaboration Agreements notwithstanding the discovery of any such different or additional facts.
4.5    Section 1542 Acknowledgment. The Parties acknowledge that the releases in this Article 4 are intended to waive the application of California Civil Code Section 1542 and each Party specifically intends to release unknown claims. Each Party fully understands its rights under Section 1542 of the California Civil Code and has reviewed the implication of a waiver of Section 1542 with its counsel.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES
5.1    Representations and Warranties by Each Party. Each of BI, BUSI and BGMBH represents and warrants to CTI, and CTI represents and warrants to each of BI, BUSI and BGMBH, in each case as of the Effective Date that:
(a)    it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation or organization;
(b)    it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;
(c)    this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity);
(d)    all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained;
(e)    the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby, do not and shall not (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party; or (iii) violate any applicable law; and
(f)    it acknowledges and agrees that, as of the Effective Date, (i) no Baxter Patents exist, and (ii) no development techniques, manufacturing techniques, technical data, inventions, manufacturing practices, manufacturing methods, technical know-how or product-related know-how, in each case that would constitute or be included in Baxter Know-How, exist.
5.2    Disclaimer of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 5.1, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, INCLUDING ANY WARRANTIES REGARDING THE COMPOUND, DRUG PRODUCT OR LICENSED PRODUCT AND ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. Without limiting the foregoing in this Section 5.2, for the avoidance of doubt, any and all market research or commercial planning documents set forth in Section 2.4(a)(iv), including any assumptions set forth therein, are being provided “as is” without any representations or assurances as to accuracy, completeness, diligence, usefulness, fit for any purpose or otherwise.
ARTICLE 6
CONFIDENTIALITY
6.1    Duty of Confidence.
(a)    Subject to the other provisions of this Article 6, all Confidential Information disclosed by a Party or its Affiliates under this Agreement will be maintained in confidence and otherwise safeguarded by the recipient Party. The recipient Party may only use the Confidential Information for the purposes of this Agreement and pursuant to the rights granted to the recipient Party under this Agreement. Subject to the other provisions of this Article 6, and without limiting the foregoing in this Section 6.1, each Party shall hold as confidential such Confidential Information of the other Party or its Affiliates in the same manner and with the same protection as such recipient Party maintains its own confidential information.
(b)    Subject to the other provisions of this Article 6, a recipient Party may only disclose Confidential Information of the other Party to employees, agents, contractors, consultants and advisers of the Party and its Affiliates and sublicensees and to Third Parties to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided, that such Persons are bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement.
6.2    Exceptions. The obligations under Section 6.1 shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:
(a)    is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;
(b)    was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party or its Affiliate;
(c)    is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Person who is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or
(d)    is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.
6.3    Authorized Disclosures.

(a)    In addition to disclosures allowed under Section 6.2, the recipient Party may disclose Confidential Information belonging to the disclosing Party to the extent such disclosure is necessary in the following instances: (i) prosecuting or defending litigation as permitted by this Agreement or the Surviving Provisions; (ii) complying with applicable court orders or governmental regulations; or (iii) to the extent otherwise necessary or appropriate in connection with exercising the rights granted to it hereunder.
(b)    In the event the recipient Party is required to disclose Confidential Information of the disclosing Party by law or in connection with bona fide legal process, such disclosure shall not be a breach of this Agreement; provided, that the recipient Party (i) informs the disclosing Party as soon as reasonably practicable of the required disclosure, (ii) limits the disclosure to the required purpose, and (iii) at the disclosing Party’s request and expense, assists in an attempt to object to or limit the required disclosure.
ARTICLE 7
PUBLICITY
7.1    Publicity.
(a)    No disclosure shall be made by either Party concerning the execution or existence of this Agreement or the terms and conditions hereof without the prior written consent of the other Party; provided, however, that neither Party will be prevented from complying on a timely basis with any duty of disclosure it may have pursuant to applicable Law or pursuant to the applicable rules of any recognized stock exchange or quotation system, but in each case solely disclosing such information as is necessary to so comply. Notwithstanding the foregoing, either Party may disclose the existence of this Agreement and the terms and conditions hereof without the prior written consent of the other Party pursuant to Section 6.3(a) (subject to compliance with Section 6.3(b)) or in connection with a due diligence process associated with any future financing by either Party or the negotiation or exploration of a possible strategic transaction involving such Party; provided, that such disclosure is made in the course of such diligence, negotiation or exploration pursuant to confidentiality obligations consistent with those set forth in this Agreement.
(b)    Each Party agrees that it shall cooperate fully and in a timely manner with the other Party with respect to all disclosures required by the Securities and Exchange Commission and any other Governmental Authority or Regulatory Authority, including requests for confidential treatment of confidential information of either Party included in any such disclosure. Notwithstanding any other provision in this Agreement, either Party may issue any public announcement or other disclosure that it is advised by legal counsel is required under applicable Laws or the applicable rules of any recognized stock exchange or quotation system, provided that the Parties shall coordinate with each other with respect to the timing, form and content of such required disclosure to the extent practicable under the circumstances, and the Party seeking such disclosure shall use Commercially Reasonable Efforts to provide the other Party with reasonable notice thereof in advance of any disclosure. In particular, CTI shall be entitled to file a current report on Form 8-K disclosing the termination contemplated herein to the extent required by applicable Laws, along with all required exhibits and subsequent filings on the subject, and this provision constitutes reasonable notice of such filing. Any request for revision to the content of said disclosure by the non-disclosing Party shall be furnished to the disclosing Party as promptly as necessary for the disclosing Party to comply with such requirements in a timely manner. Without limiting the foregoing, each Party shall consult with the other Party on the provisions of this Agreement, together with exhibits or other attachments attached hereto, to be redacted in any filings made by CTI, Baxalta and/or their respective Affiliates with the Securities and Exchange Commission or as otherwise required by applicable Law.
(c)    Once a disclosure is disclosed in accordance with the terms of this Agreement, the content of such disclosure (or any portion thereof) may be repeated in a subsequent disclosure by either Party without regard to the notification or other requirements of this Article 7.
ARTICLE 8
INDEMNIFICATION

8.1    Indemnification by CTI. Notwithstanding any provision to the contrary in this Agreement, inclusive of the Mutual Release provisions of Article 4, CTI shall defend, indemnify and hold harmless Baxalta, Baxalta’s Affiliates and Baxalta’s and Baxalta’s Affiliates’ respective directors, officers, agents, representatives, successors, assignees and employees (collectively, the “Baxalta Indemnitees”) from and against any and all Losses, and reasonable attorneys’ fees incurred in connection therewith, in each case to the extent arising from any Claim made or brought against Baxalta Indemnitees by a Third Party in connection with (a) the negligence, recklessness or intentional wrongful acts or omissions of CTI, CTI’s Affiliates or CTI’s or CTI’s Affiliates’ employees, officers, independent contractors, consultants or agents, in connection with the performance by or on behalf of CTI of CTI’s obligations or exercise of its rights under this Agreement, (b) any breach by CTI, CTI’s Affiliates or CTI’s or CTI’s Affiliates’ independent contractors of any representation, warranty, covenant or obligation of CTI set forth in this Agreement, and (c) the Development, manufacture, use, handling, storage, Commercialization, transfer, import, export or labeling of the Compound, Drug Product and/or Licensed Product by or for CTI or its Affiliates, whether prior to, on or after the Effective Date; except in any such case to the extent such Losses are reasonably attributable to any negligence, recklessness, willful misconduct or breach of this Agreement by Baxalta or any other Baxalta Indemnitee.

8.2    Indemnification by Baxalta. Notwithstanding any provision to the contrary in this Agreement, inclusive of the Mutual Release provisions of Article 4, Baxalta shall defend, indemnify and hold harmless CTI, CTI’s Affiliates and CTI’s and CTI’s Affiliates’ respective directors, officers, agents, representatives, successors, assignees and employees (collectively, the “CTI Indemnitees”) from and against any and all Losses, and reasonable attorneys’ fees incurred in connection therewith, in each case to the extent arising from any Claim made or brought against CTI Indemnitees by a Third Party in connection with (a) the negligence, recklessness or intentional wrongful acts or omissions of Baxalta, Baxalta’s Affiliates or Baxalta’s or Baxalta’s Affiliates’ employees, officers, independent contractors, consultants or agents, in connection with the performance by or on behalf of Baxalta of Baxalta’s obligations or exercise of its rights under this Agreement, and (b) any breach by Baxalta, Baxalta’s Affiliates or Baxalta’s or Baxalta’s Affiliates’ independent contractors of any representation, warranty, covenant or obligation of Baxalta set forth in this Agreement; except in any such case to the extent such Losses are reasonably attributable to any negligence, recklessness, willful misconduct or breach of this Agreement by CTI or any other CTI Indemnitee.

8.3    Indemnification Procedure.
(a)    Each Party shall notify the other in the event it becomes aware of a claim for which indemnification may be sought pursuant to this Article 8. In case any proceeding (including any governmental investigation) shall be instituted involving any Party in respect of which indemnity may be sought pursuant to this Article 8, such Party (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing (an “Indemnification Claim Notice”). The Indemnifying Party and the Indemnified Party shall promptly meet to discuss how to respond to any claims that are the subject matter of such proceeding. At its option, the Indemnifying Party may assume the defense of any Third Party claim subject to indemnification as provided for in this Section 8.3 by giving written notice to the Indemnified Party within thirty (30) days or until such time provided in any applicable extension to appropriately answer any complaint, if any, but no longer than 60 days (the “Election Time Period”), with the Indemnified Party being obligated to make all reasonable efforts to obtain any such extension after the Indemnifying Party’s receipt of an Indemnification Claim Notice, solely for claims (a) that solely seek monetary damages and (b) as to which the Indemnifying Party expressly agrees in writing that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the claim in full (the matters described in (a) and (b), the “Litigation Conditions”). The Indemnified Party may assume responsibility for such defense if the Litigation Conditions are not satisfied, by written notice to the Indemnifying Party within the Election Time Period. If the Indemnified Party fails to promptly provide an Indemnification Claim Notice, and such failure materially prejudices the defense of such claim, then the Indemnifying Party shall be relieved of its responsibility to indemnify the Indemnified Party.
(b)    Upon assuming the defense of a Third Party claim in accordance with this Section 8.3, the Indemnifying Party shall be entitled to appoint lead and any local counsel in the defense of the Third Party claim, in each case which counsel is reasonably acceptable to the Indemnified Party. Should the Indemnifying Party assume and continue the defense of a Third Party claim, except as otherwise set forth in this Section 8.3, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party after the date of assumption of defense in connection with the analysis, defense, countersuit or settlement of the Third Party claim. Without limiting this Section 8.3, any Indemnified Party will be entitled to participate in, but not control, the defense of a Third Party claim for which it has sought indemnification hereunder and to engage counsel of its choice for such purpose; provided, however, that such engagement will be at the Indemnified Party’s own expense unless (a) the engagement thereof has been specifically requested by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume and actively further the defense and engage counsel in accordance with this Section 8.3 (in which case the Indemnified Party will control the defense), or (c) the Litigation Conditions are no longer satisfied.
(c)    Subject to the Litigation Conditions being satisfied, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Losses, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided, however, that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay pursuant to such settlement or disposal of such claim prior to the time such payments become due by the Indemnified Party. With respect to all other Losses in connection with Third Party claims, where the Indemnifying Party has assumed the defense of the Third Party claim in accordance with this Section 8.3, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Losses; provided it obtains the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed.
(d)    The Indemnifying Party that has assumed the defense of the Third Party claim in accordance with this Section 8.3 will not be liable for any settlement or other disposition of any Losses by an Indemnified Party that is reached without the written consent of such Indemnifying Party. The Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, any Third Party claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party claim in accordance with this Section 8.3. If the Indemnifying Party chooses to defend or prosecute any Third Party claim, the Indemnified Party will cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses including to the extent possible, former employees and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party claim. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.
8.4    Limitation on Liability; Special, Indirect and Other Losses. EXCEPT WITH RESPECT TO DAMAGES AWARDED TO A THIRD PARTY BY A COURT OF COMPETENT JURISDICTION THAT ARE REQUIRED TO BE INDEMNIFIED UNDER SECTION 8.1 OR SECTION 8.2, AND WITHOUT LIMITING THE LIABILITY OF A PARTY FOR INFRINGEMENT OR MISAPPROPRIATION OF THE INTELLECTUAL PROPERTY RIGHTS OF THE OTHER PARTY OR FOR FRAUD OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES RESULTING

FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS, DIMINUTION OF VALUE OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S NON-PERFORMANCE HEREUNDER.
8.5    No Exclusion. Neither Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or sub-contractors.
ARTICLE 9
MISCELLANEOUS
9.1    Entire Agreement of the Parties. This Agreement, the Exhibits hereto and the Surviving Provisions constitute the whole agreement between the Parties and shall cancel and supersede any and all prior and contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties, in each case respecting the subject matter hereof. In the event of any conflict between a substantive provision of this Agreement and any Exhibit hereto, the substantive provision of this Agreement shall prevail.
9.2    Governing Law. The construction, validity and performance of this Agreement shall be governed in all respects by the laws of the state of New York, excluding its provisions regarding conflicts of law. The UNCITRAL Convention on the International Sale of Goods shall not apply.
9.3    Dispute Resolution; Jurisdiction. Any disputes under this Agreement shall be submitted initially by either Party for resolution by the Executive Officers. The Executive Officers shall meet and discuss such matter within 15 days after a Party proposes that such Executive Officers meet to discuss the dispute. In the event the Executive Officers of each Party are unable to resolve the dispute within 30 days after receiving notice of the dispute (or such longer period as the Parties may mutually agree upon), then such dispute shall, after expiration of the 30-day period, be submitted to the International Institute for Conflict Prevention & Resolution (“CPR”) for final and binding arbitration pursuant to the arbitration clause set forth in Exhibit C. Notwithstanding the foregoing, no matters relating to breach or alleged breach of the provisions of Article 6 or the ownership of intellectual property or rights in intellectual property (including Improvement and Inventions) or the validity or enforceability thereof shall be subject to resolution by the CPR, but rather shall be determined by a U.S. federal court of appropriate jurisdiction.
9.4    Successors and Assigns; Assignment. This Agreement is binding upon and will inure to the benefit of the Parties and their respective permitted assignees or successors in interest, including those that may succeed by assignment, transfer or otherwise to the ownership of either of the Parties or of the assets necessary to conduct the business to which this Agreement relates. This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that either Party may, without such consent, assign this Agreement together with its rights and obligations hereunder, in whole or in part, to (a) its Affiliates, (b) to a successor in interest in connection with the transfer or sale of all or substantially all of its assets or business to which this Agreement relates or in the event of its merger or consolidation or similar transaction, or (c) to any Person, in each case of clauses (a), (b) and (c), subject to the assignee agreeing to be bound by the terms of this Agreement. No permitted assignment shall relieve the assignor of liability hereunder. Any purported assignment in violation of the preceding sentences shall be void. Any permitted successor shall assume and be bound by all obligations of its assignor or predecessor under this Agreement.
9.5    Notices. Any and all notices given by one Party to the other Party under this Agreement must be in writing and shall be delivered by hand, sent by registered or certified air mail (postage prepaid), international courier service, email or fax to the other Party’s address as set forth below or to the latest address of such Party as shall have been communicated to the other Party.
If to CTI:

CTI BioPharma Corp.
3101 Western Avenue
Suite #600
Seattle, WA 98121
Attention: Executive Vice President, Corporate Development
Facsimile: (206) 284-6206
Email: corpdev@ctiseattle.com

with a copy to CTI Legal Affairs at the above address.

with a copy (which copy shall not constitute legal notice to CTI) to:

O’Melveny & Myers, LLP
Two Embarcadero Center
San Francisco, CA 94111
Attention: C. Brophy Christensen, Esq.
Facsimile: (415) 984-8701
Email: bchristensen@omm.com

If to Baxalta:

Baxalta Incorporated
c/o Shire plc
300 Shire Way
Lexington, MA 02421
Attention: General Counsel
Email: bmordan@shire.com

and

Baxalta Incorporated
c/o Shire plc
300 Shire Way
Lexington, MA 02421
Attention: Legal Department
Email: jprowda@shire.com

9.6    Severability. Should any part of this Agreement be held unenforceable or in conflict with the applicable Laws of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the Parties hereto.
9.7    Amendments; No Waiver. Any amendment or modification to this Agreement shall only be made in writing and shall only be valid when signed by the due representatives of the Parties. No provision of this Agreement may be waived except by a writing signed by the Party against which such waiver is sought to be enforced.
9.8    Interpretation; Construction. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall be construed to have the same meaning and effect as “and/or.” Unless the context requires otherwise, (a) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (b) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (c) all references herein to Articles, Sections or Exhibits shall be construed to refer to Articles, Sections and Exhibits of this Agreement unless otherwise expressly stated in this Agreement. Headings are inserted for convenience and shall not affect the meaning or interpretation of this Agreement.
9.9    Counterparts; Electronic Signatures. This Agreement may be executed in more than one counterpart (including by electronic transmission), each of which shall be deemed an original, but all of such counterparts taken together shall constitute one and the same agreement. Signatures provided by facsimile transmission or by electronic delivery in .pdf format shall be deemed to be original signatures.
9.10    Relationship of the Parties. Neither Party is, nor shall be deemed to be, an employee, agent, co-venturer or legal representative of the other Party for any purpose. Neither Party shall be entitled to enter into any contracts in the name of, or on behalf of, the other Party, nor shall either Party be entitled to pledge the credit of the other Party in any way or hold itself out as having the authority to do so.
9.11    Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.12    No Third-Party Beneficiary Rights. Except with respect to the rights of the Baxalta Indemnitees pursuant to Section 8.1 and the rights of the CTI Indemnitees pursuant to Section 8.2, in each of which cases non-Party Baxalta Indemnitees and non-Party CTI Indemnitees, respectively, are express intended third-party beneficiaries solely with respect to their rights under such Sections, this Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.
9.13    Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
9.14    Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, any rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

BAXALTA INCORPORATED

By: /s/ Jason Baranski
Name: Jason Baranski
Title: Secretary

BAXALTA US INC.

By: /s/ Jason Baranski
Name: Jason Baranski
Title: Secretary

BAXALTA GMBH

By: /s/ Yvo Aebli
Name: Yvo Aebli
Title: Controller Switzerland & ECG

By: /s/ Martin Smit
Name: Martin Smit
Title: Director Compensation &
Benefits International

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Asset Return and Termination Agreement]

CTI BIOPHARMA CORP.

By: /s/ Richard L. Love
Name: Richard L. Love
Title: Chief Executive Officer

[END OF SIGNATURES]

EXHIBIT A
ORIGINAL AGREEMENT

EXHIBIT B
WIRE INSTRUCTIONS FOR ASSET RETURN PAYMENT

EXHIBIT C
Alternative Dispute Resolution

(a)
In accordance with and subject to the procedures set forth in Section 9.3, and without adding any additional time to such procedures, the Parties shall attempt to resolve any and all disputes, claims or controversies arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy. If such disputes, claims or controversies are not resolved through such negotiation or the Section 9.3 procedures, then they shall be submitted for final and binding arbitration pursuant to the arbitration clause set forth below. Either Party may initiate arbitration with respect to the matters submitted to negotiation by filing a written demand for arbitration at any time following the initial negotiation session.

(b)
To the extent not resolved by mediation, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York, NY, in the language in which the contract was written. The arbitration shall be administered by the CPR pursuant to its Arbitration Rules and Procedures. References herein to any arbitration rules or procedures mean such rules or procedures as amended from time to time, including any successor rules or procedures, and references herein to the CPR include any successor thereto. The arbitration shall be before three (3) arbitrators. Each Party shall designate one arbitrator in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Rules. The two (2) Party-appointed arbitrators will select the third, who will serve as the panel’s chair or president. All three (3) arbitrators shall have experience in biotechnology licensing, development and/or commercialization matters. This arbitration provision, and the arbitration itself, shall be governed by the laws of the state of New York and the Federal Arbitration Act, 9 U.S.C. §§ 1-16.

(c)
Consistent with the expedited nature of arbitration, each Party will, upon the written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of or in opposition to any claim or defense. At the request of a Party, the arbitrators shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator deems such additional discovery relevant and appropriate. Depositions shall be limited to a maximum of five per Party and shall be held within forty-five (45) days of the grant of a request. Additional depositions may be scheduled only with the permission of the arbitrators, and for good cause shown. Each deposition shall be limited to a maximum of one day’s duration. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. The Parties shall not utilize any other discovery mechanisms, including international processes and U.S. federal statutes, to obtain additional evidence for use in the arbitration. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive. All discovery shall be completed within sixty (60) days following the appointment of the arbitrators. All costs and/or fees relating to the retrieval, review and production of electronic discovery shall be paid by the Party requesting such discovery.

(d)
The arbitrators will have no authority to award punitive or other damages not measured by the prevailing Party’s actual damages, except as may be required by statute. Each Party expressly waives and foregoes any right to consequential, punitive, special, exemplary or similar damages or lost profits. The arbitrators shall have no power or authority, under the CPR Rules for Non-Administered Arbitration or otherwise, to relieve the Parties from their agreement hereunder to arbitrate. The award of the arbitrators shall be final, binding and the sole and exclusive remedy to the Parties. Either Party may seek to confirm and enforce any final award entered in arbitration, in any court of competent jurisdiction. The cost of the arbitration, including the fees of the arbitrators, shall be borne by the Parties as determined by the arbitrators.

(e)
If an arbitral award does not impose an injunction on the losing Party or contain a money damages award in excess of five million dollars ($5,000,000), then the arbitral award shall not be appealable and shall only be subject to such challenges as would otherwise be permissible under the Federal Arbitration Act, 9 U.S.C. §§ 1-16. In the event that the arbitration does result in an arbitral award, which imposes an injunction or a monetary award in excess of five million dollars ($5,000,000), such award may be appealed to a tribunal of appellate arbitrators via the CPR Arbitration Appeal Procedure.

(f)
Except as may be required by law, including the duties to disclose under Section 13.3.1 of the Original Agreement, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

* * * * *